Exhibit 99.2
Contacts:
Anita-Marie Laurie
Maya Pogoda
Sitrick And Company
(310) 788-2850
Champion Enterprises Receives Approval on Package of Relief that Assures Continued,
Uninterrupted Operations
Court Grants Interim Approval of Debtor- in-Possession Financing
TROY, Mich. — Nov. 17, 2009 — Champion Enterprises, Inc. (NYSE: CHB), a leader in factory-built construction, today announced that Honorable Judge Kevin Gross of the U.S. Bankruptcy Court in Wilmington, Delaware, has approved a package of relief designed to facilitate and ensure the continued and uninterrupted operation of Champion’s business, as requested.
“The Company has worked very hard to formulate the special relief it would need so that its transition into Chapter 11 would have no impact on our customers,” said Champion Chairman, President and Chief Executive Officer William C. Griffiths. “We are very pleased that we received approval to continue our customer programs today, including our customer warranty programs and retailer rebate programs.”
Champion also received interim Court approval of its $40 million debtor-in-possession (DIP) financing, permitting it pursuant to the terms of the facility immediate access of up to approximately $31 million to continue operations, pay employees wages and benefits and purchase goods and services going forward during the restructuring period. The final hearing on the DIP financing has been set for Thursday, Dec. 10, 2009 to approve the remainder of the DIP facility.
“Receipt of interim approval of our DIP financing should provide us with ample liquidity to fund operating expenses and meet obligations during the restructuring, so that daily operations continue as usual,” said Mr. Griffiths.
The Court also authorized the payment of employee wages and benefits, including commissions.
For further information please contact the Company’s information line at (877) 857-7554 or (248) 614-8390 for international callers, which is staffed live Monday to Friday between 8 am and 6 pm eastern standard time or visit the Company’s restructuring website at www.championrestructures.com.
About Champion
Troy, Michigan-based Champion Enterprises, Inc., a leader in factory-built construction, operates 27 manufacturing facilities in North America and the United Kingdom distributing its products through independent retailers, builders and developers. The Champion family of builders produces manufactured and modular homes, as well as modular buildings for government and commercial applications. For more information, please visit www.championhomes.com.
755 West Big Beaver Road, Suite 1000 | Troy, Michigan 48084
(248) 614-8200 | www.championhomes.com

Champion Enterprises Receives Approval on Package of Relief that Assures Continued, Uninterrupted Operations

Forward-looking Statements
This news release contains certain statements, each of which could be construed to be forward-looking statements within the meaning of the Securities Exchange Act of 1934. Actual results may differ materially from anticipated results due to certain risks and uncertainties, including but not limited to: the potential adverse impact of the Chapter 11 Bankruptcy filing on the Company’s business, financial condition or results of operations, including the Company’s ability to maintain contracts, trade credit and other customer and vendor relationships that are critical to its business and the actions and decisions of the Company’s creditors and other third parties with interests in the Company’s Chapter 11 proceedings; the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceedings and to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceedings and to consummate all of the transactions contemplated by one or more such plans of reorganization. Additional risks include, among others: the prospect of being delisted from the New York Stork Exchange or other national or regional exchanges; the occurrence of any event, change or other circumstance that could give rise to the termination of any DIP financing plans or support agreements the Company has entered or may enter with its lenders or other entities; general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition of the Company’s customers or suppliers; changes in housing demands from the Company’s current estimates; availability of reasonable retailer and consumer financing; the outcome of customer negotiations; the costs, timing and success of restructuring actions; increases in the Company’s warranty or product liability costs; risks associated with conducting business in foreign countries; competitive conditions impacting the Company’s key customers and suppliers. These risk factors are discussed in the Company’s most recently filed Form 10-Q, 10-K and other filings with the Securities and Exchange Commission, in each case under the section entitled “Forward-Looking Statements,” or “Risk Factors.”
These statements reflect the Company’s views with respect to future plans, events and financial performance. The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release.
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